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
--------                                      U.S. SECURITIES AND EXCHANGE COMMISSION
 FORM 4                                                Washington, D.C. 20549
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/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    LONGER SUBJECT TO
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934,
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or
    CONTINUE.                            Section 30(f) of the Investment Company Act of 1940
    SEE INSTRUCTION 1(b).
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
1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                               __X_ Director        ____ 10% Owner
   Byrne           Brendan          T.          Mack-Cali Realty Corporation (CLI)
---------------------------------------------------------------------------------------------  ____ Officer (give   ____ Other
   (Last)          (First)        (Middle)   3. IRS or Social Security  4. Statement for                     title       (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person (Voluntary)                            -----------------  ------------------
  c/o Mack-Cali Realty Corporation
  11 Commerce Drive                                                           12/99
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   _X_Form filed by One Reporting Person
   Cranford, New Jersey 07016                                              (Month/Year)       ___Form filed by More than One
--------------------------------------------                                                     Reporting Person
   (City)       (State)            (Zip)

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                                               TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                      (Month/    (Instr. 8)                                   Owned at         Direct      Bene-
                                       Day/                                                   End of           (D) or      ficial
                                       Year)   -------------------------------------------    Month            Indirect    Owner-
                                                Code    V       Amount    (A) or              (Instr. 3        (I)         ship
                                                                          (D)     Price       and 4)           (Instr. 4) (Instr. 4)
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Common Stock                       12/13/99      P              500        A      $24.187     600               I          By wife
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* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

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FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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
1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                             ----------------------------------------------------------
                                                              Code    V        (A)        (D)        Date      Expira-
                                                                                                     Exer-     tion
                                                                                                     cisable   Date
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

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
7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
-------------------------------                   at End         (D) or
       Title         Amount or                    of             Indi-
                     Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)

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Explanation of Responses:






                                                                                        /s/ Brendan T. Byrne             1/10/00
                                                                                  -----------------------------------  -----------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

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